                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  ARQULE, INC.


     ArQule, Inc., a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

     FIRST: That the Board of Directors of said Company, by unanimous vote, adopted the following amendment to the Restated Certificate of Incorporation:

          That Article FOURTH of the Company's Amended and Restated Certificate of Incorporation be amended by adding the following new paragraph after the first paragraph of Article FOURTH:

     "Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each two (2) issued and outstanding shares of Common Stock, $0.01 par value, of the Company shall thereby be combined and reclassified into one (1) validly issued, fully paid, and nonassessable shares of Common Stock, $0.01 par value, of the Company. No scrip or fractional shares will be issued, and each fractional share resulting from such combination shall be redeemed by the Company for cash at a price per share equal to the price to the public in the Company's initial public offering. There shall not be any change in the number of shares authorized by reason of such combination."

     SECOND: That the stockholders of said Company duly voted in favor of said amendment by written consent, with the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation of the Company being voted in favor of the adoption of said amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Certificate of Amendment has been given as provided by Section 228 of the General Corporate Law of the State of Delaware to every stockholder entitled to such notice.


Signed this ____ day of ____________, 1996.



                                               ----------------------------
                                               Title:


Attest:




- -----------------------------
Title: